Exhibit (a)(1)(S)

Caesars Entertainment

2012 Option Exchange Program

Goals and Objectives

By the end of our session, you should be familiar with:

Review compensation philosophy

Basic terminology

Program objectives

How the program works

Exchange example & resources

Election process

Timeline, including deadline

Where to go for questions

Thank you for joining this optional call to review some of the specifics and process steps for the Option Exchange Program. We will cover the following over the next ~30 minutes:

Review compensation philosophy

Basic terminology

Program objectives

How the program works

Exchange example & resources

Election process

Timeline, including deadline

Where to go for questions

Our Executive Compensation Philosophy

Our compensation program are designed to attract, retain, motivate and reward our employees.

Cash Non-Cash Total Compensation Long-term Incentives Today’s Focus

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Caesars offers a set of compensation programs designed to attract, retain, motivate, and reward our employees.

The three pillars that make up our compensation structures include cash rewards such as base salary and short term (annual) bonus programs, non-cash rewards such as benefits, and long-term incentives, which for employees in senior leadership positions are in the form of stock option awards. Caesars grants stock option awards to our senior leaders to ensure that your interests are well aligned with the long-term success of our company. Stock options will be the focus of today’s discussion.

Basic Terminology

Stock Option A right, but not the obligation, to buy stock at a specified price on or after a specific date.

Exercise Price

The price at which the stock underlying the stock option may be purchased. The exercise price is set at the time of the grant.

“In the Money” A condition when the market price of a stock is higher than the exercise price of the stock option, meaning the holder can exercise the options and sell the shares for financial gain equal to: [sale price – exercise price]* # shares sold

Underwater (“out of the money”) A condition when the exercise price of a stock option in higher than the market price of the stock.

Vesting Refers to the period of time or performance hurdles over which an option becomes exercisable

Expiration Date The last date on which you can exercise your option. Generally the expiration date will be ten years from the grant date (provided you are still employed by Caesars Entertainment)

Let’s begin by reviewing some basic terminology.

A stock option gives the holder the right to buy a specific number of shares of stock for a specific price per share on or after a specific date

Each option has what is known as an exercise price. This is the price at which the stock underlying the stock option may be purchased. The exercise price is set at the time of the grant.

If the market price of the underlying shares rises above the option’s exercise price, then options are “in the money,” which means that the holder can exercise the options and sell the shares for a financial gain. The gain is equal to the difference between the sale price for the shares and the exercise price, multiplied by the number of shares sold.

However, if the market price for the shares falls below the exercise price, then the options become what is referred to as “underwater.”

Vesting refers to the period of time or performance hurdles over which an option becomes exercisable.

Each stock option has an expiration date, which is the last date on which you can exercise your options. Generally, this will be 10 years from the date of issuance.

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Option Exchange Objectives

Option Exchange program aims to restore the “incentive” and “retentive” value of our employees’ stock option by providing an opportunity to exchange underwater option issued on or before February 9th, 2012

Allows employees to exchange eligible underwater stock option for a new “replacement” stock option grant with new terms

Fewer underwater options = greater value from long term incentives

Alignment between shareholders and Management

Drives performance and retention

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As a result of the economic conditions over the past several years, the stock options you hold have exercise prices that are far higher than the current market value of our stock.

This exchange program is designed to restore long-term value to our option holders and support our efforts to appropriately reward you for the role you play in driving our business and creating value for our shareholders. These options were originally granted to motivate our leaders to help us achieve our business goals and allow them to benefit from our successes. The goal of this Option Exchange program is to restore the incentive and retentive value of the long-term portion of our employees’ compensation by giving eligible employees the chance to exchange their underwater options for new, replacement options with new terms.

How the Program Works (1 of 2)

Participants in the Option Exchange must decide whether or not to trade off lower exercise prices and performance vesting hurdles for extended vesting terms.

Exchange eligible options for replacement options

Applies to option (vested or unvested) with exercise price of $20.09 or above

Exchange ALL or NONE – no cherry picking of grants

1-for-1 Exchange

Each eligible option will be exchanged, on a 1-for1 basis, for the grant of a replacement option to purchase the same number of shares of common stock as were subject to the eligible option

For example, if you exchange an eligible option to purchase 1,000 shares of stock for exchange, you will receive a replacement option to purchase 1,000 shares of stock

Modified vesting terms for replacement options

Time-based vesting:

20% vested upon issuance

Remaining 80% vests annually in equal installments of 20% over four years

Performance-based vesting: Performance-based replacement options will vest when the Company’s 30-day trailing average closing common stock price equals or exceeds a set share price as follows:

Tranche 1 (formerly the 1.5x Multiple of Money (“MOM”) options): $35.00 a share price target

Tranche 2 (formerly the 2.0M MOM options): $57.41 a share price target

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The Option Exchange program works by allowing you to exchange eligible underwater options for replacement options with a lower exercise price, lower performance vesting hurdles, and new vesting terms. Your options are eligible if they have an exercise price of $20.09 or higher. It doesn’t matter whether or not they have vested, all options with an exercise price of $20.09 or above are eligible for exchange. You must exchange “all” or “none” of your eligible options in the Option Exchange; you can’t pick and choose which options you want to exchange. Now let’s talk through some of the specifics:

• 1 for 1 Exchange

• Each eligible option will be exchanged, on a 1 for 1 basis, for the grant of a replacement option to purchase the same number of shares of common stock as were subject to the eligible option

• For example, if you exchange an eligible option to purchase 1,000 shares of stock for exchange, you will receive a replacement option to purchase 1,000 shares of stock Modified vesting terms for replacement options Time based vesting:

• 20% vested upon issuance

• Remaining 80% vests annually in equal installments of 20% over four years

• Performance vesting: Performance options will vest when the Company’s 30 day trailing average closing common stock price equals or exceeds a set share price as follows:

• Tranche 1 (formerly the 1.5X MOM options): $35.00 a share

• Tranche 2 (formerly the 2.0M MOM options): $57.41 a share

How the Program Works (2 of 2)

Participants in the Option Exchange must decide whether or not to trade off lower exercise prices and performance vesting hurdles for extended vesting terms.

The exercise price of the replacement options will be as follows:

Immediately Vested Time-Based Replacement Options (20%) will have exercise price equal to the closing price on the day the Option Exchange program ends (the “replacement Option Exercise Price”)

Time-Based Replacement Options Vesting On or Prior to the 2nd Anniversary of the Option Exchange Date will be exercisable at an exercise price of $20.09 per share until the second anniversary of the day the Option Exchange program ends; after such date, these replacement Options will have an exercise price to the replacement Option Exercise Price

Time-Based Replacement Options Vesting After Second Anniversary of the Option Exchange Date will have an exercise price equal to the Replacement Opting Exercise Price

Replacement Performance-Based Options will have an exercise price equal to the Replacement Option Exercise Price

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Just like your existing options, your replacement options will only vest if you are a Caesars employee on the vesting date.

To give you an idea of how the Exchange will work in practice, let’s look at a sample employee and see how his options would be affected if he participated in the Option Exchange. In this example, the participant has received three grants from the inception of the option program in 2008. As of July 2012, each of these grants is at varying levels of vesting and has phased into the 2011 $20.09 re-price exercise price at various dates. This participant’s performance-based options also have the current Multiple of Money based vesting hurdles at 1.5X and 2X, respectively.

On the bottom half of the page, you can see a summary of what this participant’s options would look like post Option Exchange. The participant still holds options for the same number of shares, but time-based options are now held in a single grant with a single vesting schedule. The post-exchange performance based options now have vesting criteria based on 30 day trailing average stock prices of $35 and $57.41, respectively.

The summary of replacement options shows you only what the options look like immediately following the Option Exchange. To give you a view of the full effect of the Option Exchange on this participant’s options, let’s look at how the option value at a variety of different stock prices changes as vesting occurs over time.

Exploring the Option Exchange in Practice

Let’s look at a practical example to see how a participant’s option would be offected if he participated in the Option Exchange.

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As you view the figures in this example, please keep in mind that the numbers presented here are illustrative in nature. The effect of the Option Exchange on your own value creation will vary depending on the number of options you received, when you received them, and the mix of time and performance options that you received. You should consult your own personal option statement and simulator on the Exchange website for information on how the Option Exchange offer will affect your personal options, and consult your financial, legal and tax advisors before making a decision.

The first table compares pre-and post-exchange options immediately following the completion of the Option Exchange. As you can see from the table, the value delivery to the participant post-exchange is higher than the pre-exchange values at stock prices ranging from $10 to $80. Around a price of $45 the participant is actually better off keeping his pre-exchange options. This is the direct result of time based options being reduced to only 20% vested immediately as a result of the Option Exchange.

Pre-and Post-Exchange Value Comparison: 2012

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In 2013, the value comparison is similar to 2012. Again, the participant enjoys greater value creation post-exchange below $45, with the pre-exchange options becoming more valuable above that price. Keep in mind that the 20% of post-exchange options that vest in 2013 have a strike price of $20.09 at this time.

Pre-and Post-Exchange Value Comparison: 2013

By 2014, the point at which the participant enjoys greater value creation has risen to $86.11 – the minimum price at which the current 1.5X performance options could vest. At this time, all the post-exchange options have a strike price equal to the Fair Market Value price at the close of the exchange. You will also note that the value differential between pre-and post-exchange has options has widened at lower stock prices.

Pre-and Post-Exchange Value Comparison: 2014

In 2015, the participant enjoys greater value creation post-exchange up to a price of $114.81 – the minimum price at which the current 2X performance options could theoretically vest. It is important to note, however, that the current 1.5X and 2.0X options do not vest merely by hitting the stock prices shaded in blue (which are $150 and $200 pre-split, respectively). The performance-based options have Multiple of Money vesting, which means that TPG, Apollo and their co-investors need to realize a return of 1.5X and 2X on their original investment (by actually selling the stock and realizing the cash) before these performance-based options vest.

Pre-and Post-Exchange Value Comparison: 2015

By 2016, when all post-exchange options have vested, this participant enjoys greater value creation at all stock prices. Once again, these numbers are illustrative, but are intended to give you a view into how your value creation potential evolves as options vest over time.

Pre-and Post Exchange Value Comparison: 2016

We have set up a special website which contains all of the information relating to the Option Exchange program. The site contains all of the offering documents and is loaded with your eligible options as well as the replacement options and vesting terms that apply to your grants.

• To log in, go to https://www.caesarsoptionexchange.com and follow the instructions for logging in.

• The first place you should visit is the “Guide to the Option Exchange” link on this site. This document contains a summary of the Option Exchange, and you should read it carefully.

Available Resources

Option Exchange Website

Visit: https://www.caesarsoptionexchange.com

click on “Guide to the Option Exchange” link for program details

The Document Library under the General Info tab contains a variety of resources including:

• Two personalized documents to help each participant understand how participation in the Option Exchange would impact you from a value creation and vesting perspective

• Additional Exchange documents, including a set of frequently asked questions that should help answer some of the questions that may come to mind as you make your decision about whether or not to participate in the program. You can also find the plan documents and from agreements that will govern the replacement options.

Available Resources

Exchange documents & personailzed simulator and statements

Two personalized documents are available in the Document Library:

• Individual Statements help illustrate the value of your current holdings compared to your post-Option Exchange holdings at a variety of different share prices.

• This worksheet shows value at two discrete points of time – “today” and “fully vested” at a set share exercise price of $10/share. It does not fully illustrate how value changes during the modified vesting period. As you consider participation in the Exchange, it is important to consider the trade offs between a lower exercise price and the extended vesting.

• To help you better understand some of these nuances we have also provided a customized simulator Option Exchange Simulator. This is an interactive version of the Individual Statement that allows you change the exercise price of your replacement options and better understand the impact of the post-Option Exchange modified vesting schedule.

Available Resources

Personalized Statements Interactive Excel Tool

After you’ve read the materials on the Option Exchange website and compared your eligible options to your replacement options, we recommend that you talk to your personal financial, legal or tax advisor about whether or not you should participate in the program. Once you have made your participation decision, click on the “Make an Election” link on the home page of the Option Exchange website. You will be taken the “Make Your Election” screen, where you should follow the instructions on how to submit your election.

Election Process

Option Exchange Website

Click on “Make an Election” on the main page to be taken to the Election page

Election process

Participation is voluntary-Nobody is required to participate Review available resources and consider your alternatives

Making Your Election

Click on the “Make an Election” Link on the homepage of the option Exchange website

Option Exchange is an “all or nothing” election

To make an election, select your chosen button (“Do Not Elect” or “Elect”)

Confirm you hab ve read the important Exchange communications by checking

“Option Exchange Statement

“Offer to Exchange…”

“Terms of Election”

Click “Accept” button to submit election

If you do nothing you will NOT Receive replacement options

Please remember that the decision to participate must be your decision, based on your own individual circumstances. We are not advising you as to whether or not you should participate and no one at Caesars is authorized to make any recommendation or to give you any information other than the information we’ve made available on the Caesars exchange website.

Once you’re ready to make your decision, click on the “Make an Election” link on the homepage of the website. As I mentioned earlier, if you’re going to participate in the program, you have to exchange ALL of your eligible options. You can’t select which options you want to exchange.

To make your election, you’ll need to click on the election box confirming that you want to exchange all of your eligible options for the stated number of replacement options.

Complete the Documentation Review, confirming that you’ve read 1) the your Individual Eligible Option Statement, 2) the Offer to Exchange Certain Outstanding Options for Replacement Options, and 3) the Terms of Election.

Finally, click the “Accept” button to confirm your selection.

Election Process: Changing Your Election

Changing Your Election

If you change your mind:

Log on to the Option Exchange website

Select the “Request Election Change” tab or sidebar link

Submit your request to change your election

Within 24 hours, you will receive a response to your Caesars email notifying you that your account has been reset and providing instruction on how to log on to make your new election

Simply requesting an election change will not change your election-you must log on to the Option Exchange website to do so

You can change your mind and your election as many times as you wish until the Option Exchange ends.

Once you submit a request to change your election using the form below, you will receive an email from optionexchange@caesars.com within 24 hours indicating that your election page has been reset and providing instructions regarding how to log on to the Option Exchange website to change your election.

Simply requesting an election change using the form below will not change your election; you will need to log on to the Option Exchange website after receiving the email confirming that your election page has been reset in order to change your election. If you fail to do so, your previous election will remain in effect.

You can change or withdraw a previously-made election any time during the Offer period; however, the last election that you make, if any, prior to 9:00 p.m. Pacific Time on the Option Exchange expiration date will be final and irrevocable. Please note that this is not an automatic process, so do not wait until the deadline to try and change your election. Please note that if you do not make an election, you will not participate in the Option Exchange.

If you have trouble accessing the Option Exchange website, you can also submit a paper election from by facsimile.

Timeline

Option exchange scheduled to end at 9:00PM PT on Tuesday, August 21, 2012

This is also the date on which existing options will be canceled and replacement options granted

Exercise price of placement options=closing price of Caesars stock on Tuesday, August 21st, 2012 (except as previously discussed with respect to a portion of the time-based replacement options)

Grant agreements for replacement options will be distributed as soon as administratively possible

The Option Exchange program will end at 9pm Pacific on Tuesday, August 21st, unless we extend the offer period. You cannot elect to participate in the program or change your election after this time, so make sure you give yourself enough time to make your election. If you are participating in the program, the day the Option Program ends is also the day on which your existing options will be cancelled and your replacement options granted.

Your replacement options will have an exercise price equal to the closing price of Caesars stock on August 21st (except for 40% of the time-based options which will retain a strike price of $20.09 until the second anniversary of the Option Exchange date as previously described). If the closing price on August 21st exceeds $20.09, the Option Exchange will automatically terminate but the performance-based options will have the revised vesting terms previously described.

Advice

Caesars Entertainments and/or any independent firms hired by Caesars Entertainment cannot give legal, tax or investment advice with respect to the offer. You are advised to consult with your own legal, tax and investment advisors as to the consequences of participating or not participating in the stock option exchange program.

Website

Please visit the stock option exchange program website at https://www.caesarsoptionexchange.com to obtain copies of the offering materials.

Q&A

Please review the Frequently Asked Questions (FAQ) document accessible on the stock option exchange program website for common questions.

Tender Offer (TO) Statemetnt

Access the formal Schedule TO, filed with the SEC, from the launch email, the stock option exchange program website, or on http://www.sec.gov.

Ask the Exchange Administration Team

Send email to optionexchange@caesars.com. We are targeting a 24 hour response time. Actual response time may differ depending on volume, especially during the first and last weeks of the stock option exchange program.

Please reference available resources to answer any questions you may have.